AMENDMENT No. 2 TO AMENDED & RESTATED EMPLOYMENT AGREEMENT

This Amendment No. 2 (the “Amendment”) to the Amended and Restated Employment Agreement dated as of February 21, 2012, as amended as of December 17, 2012 (the “Original Agreement”), by and between Xcel Brands, Inc., a Delaware corporation (the “Company”) and Robert W. D’Loren (the “Executive”, and together with the Company, the “parties”), is dated as of October 18, 2013.

WHEREAS, the parties have previously entered into the Original Agreement providing for the terms and conditions of the employment of Executive by the Company;

WHEREAS, the parties wish to amend the Original Agreement to amend certain provisions of the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Compensation. Section 1.3(e) of the Original Agreement is hereby deleted in its entirety and replaced by the following:

“ (e)  Expenses.  The Company will reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement that are consistent with the Company’s policies in effect at that time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. Subject to this Section 1.3(e), all expense reimbursement payments for documented expenses shall be made in accordance with the Company expense reimbursement policy. In addition, (i) the Company shall reimburse the Executive in the amount of $100,000 annually for any undocumented expenses each calendar year (pro-rated for any partial calendar year during the Employment Period), without regard to whether such expenses would be reimbursable under the Company’s expense reimbursement policy.  All expense reimbursement payments pursuant to this Section 1.3(e) shall be made within thirty (30) days after the date that the Executive notifies the Company of such expense; provided, however, that the Executive shall notify the Company of such expenses no later than six (6) months after the end of the calendar year in which such expenses were incurred.”

2.            Membership Allowance. The following shall be added after the end of Section 1.3(k) of the Original Agreement 1.3(l):

The Company will reimburse the Executive for memberships in social, athletic and business clubs and for all related expenses of any such memberships which are billed through any such clubs, in an amount up to $25,000 per annum for each twelve month period, commencing September 16, 2013. All expense reimbursements pursuant to this Section 1(l) shall be made promptly upon submission of receipts, invoices, bills or other documentation of any such expense.

3.            Scope of Amendment. Except as specifically amended hereby, the Original Agreement shall continue in full force and effect, unamended, from and after the date hereof.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment, intending to be legally bound hereby, as of the date first above written.

XCEL BRANDS, INC.

By:	/s/ James Haran
Name: James Haran
Title: Chief Financial Officer

EXECUTIVE:

/s/ Robert W. D’Loren
ROBERT W. D’LOREN